UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2015

MannKind Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50865	13-3607736
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

25134 Rye Canyon Loop, Suite 300 Valencia, California		91355
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (661) 775-5300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. of Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On December 1, 2015, MannKind Corporation (the “Company”) entered into a separation agreement with Hakan S. Edstrom, the Company’s former President and Chief Executive Officer who resigned on November 19, 2015, regarding the terms of Mr. Edstrom’s transition and separation from the Company. Pursuant to the agreement, and provided that Mr. Edstrom does not revoke his acceptance of the agreement, Mr. Edstrom will provide the Company with a general release of claims and will remain employed with the Company to provide transition and other services through July 1, 2017, subject to his earlier resignation or termination by the Company. Mr. Edstrom will report to the Company’s principal executive officer during the term of the agreement, serving in a non-executive capacity.

During the term of the agreement, Mr. Edstrom will be entitled to receive his base salary in effect at the time of his resignation as the Company’s President and Chief Executive Officer. Mr. Edstrom will also be eligible to receive an annual bonus for 2015 pursuant to the standard bonus compensation structure applicable to the Company’s executive officers. In addition, if Mr. Edstrom remains employed with the Company through July 1, 2017 and provides the Company with an effective general release of claims within 45 days after that date, the Company will pay Mr. Edstrom an amount equal to his average annual bonus for 2013, 2014 and 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2015	MANNKIND CORPORATION

	By:	/s/ David Thomson
David Thomson, Ph.D., J.D.
Corporate Vice President, General Counsel and Secretary